Exhibit 99.1
Wynn Resorts, Limited Reports Second Quarter 2015 Results

LAS VEGAS, July 29, 2015 — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the second quarter ended June 30, 2015.

Net revenues for the second quarter of 2015 were $1,040.5 million, compared to $1,412.1 million in the second quarter of 2014. The decline was the result of a 35.8% net revenue decrease from our Macau Operations and a 6.2% decrease in net revenues from our Las Vegas Operations. Adjusted property EBITDA (1) was $295.4 million for the second quarter of 2015, a 36.8% decrease from $467.4 million in the second quarter of 2014.

On a US GAAP basis, net income attributable to Wynn Resorts, Limited for the second quarter of 2015 was $56.5 million, or $0.56 per diluted share, compared to net income attributable to Wynn Resorts, Limited of $203.9 million, or $2.00 per diluted share, in the second quarter of 2014.

Adjusted net income attributable to Wynn Resorts, Limited (2) in the second quarter of 2015 was $75.0 million, or $0.74 per diluted share (adjusted EPS), compared to an adjusted net income attributable to Wynn Resorts, Limited of $215.1 million, or $2.11 per diluted share, in the second quarter of 2014.

Wynn Resorts, Limited also announced today that the Company has approved a cash dividend of $0.50 per common share. This dividend will be payable on August 20, 2015, to stockholders of record on August 11, 2015.

Macau Operations

In the second quarter of 2015, net revenues were $617.0 million, a 35.8% decrease from the $960.6 million generated in the second quarter of 2014. Adjusted property EBITDA in the second quarter of 2015 was $173.4 million, down 43.5% from $307.0 million in the second quarter of 2014, due primarily to weakness in the gaming segment.

Table games turnover in the VIP segment was $15.5 billion for the second quarter of 2015, a 41.1% decrease from $26.4 billion in the second quarter of 2014. VIP table games win as a percentage of turnover (calculated before commissions) for the quarter was 2.92%, within the expected range of 2.7% to 3.0% and flat compared to the 2.93% experienced in the second quarter of 2014. The average number of VIP tables decreased to 247 units in the second quarter of 2015 from 263 units in the prior year's second quarter.

The Company has determined that it will now include the amount of cash that is deposited in a gaming table's drop box plus cash chips purchased at the casino cage in the calculation of table drop in accordance with standard Macau industry practice. Table drop in the mass market segment was $1.2 billion in the second quarter of 2015, down 16.5% from the 2014 second quarter. Table games win in the mass market segment decreased by 32.9% to $208.6 million in the second quarter of 2015. The mass market win percentage of 17.5% in the second quarter of 2015 was below the 21.8% in the second quarter of 2014 and below the 20.5% over the trailing twelve months ended June 30, 2015.

Slot machine handle for the second quarter of 2015 declined 29.5% from the 2014 period to $1,027.6 million, and slot win decreased by 22.5%.

For the second quarter of 2015, total non-casino revenues, before promotional allowances, decreased 22.3% during the quarter to $78.1 million. We achieved an average daily rate (ADR) of $321, down 3.9% compared to the $334 reported in the 2014 second quarter. Occupancy at Wynn Macau of 96.4% compares to 98.4% in the prior-year period. Revenue per available room (REVPAR) decreased 5.8% to $310 in the 2015 quarter from $329 in last year’s second quarter.

Las Vegas Operations

For the quarter ended June 30, 2015, net revenues were $423.5 million, a 6.2% decrease from $451.4 million in the second quarter of 2014. Adjusted property EBITDA was $122.0 million, down 23.9% compared to the prior year.

Net casino revenues in the second quarter of 2015 were $134.7 million, a 26.2% decrease from the second quarter of 2014. Table games drop of $509.3 million was down 19.0% from $629.0 million in the 2014 quarter. Table games win percentage was 19.5%, outside the property’s expected range of 21% to 24% and below the 27.4% reported in the 2014 quarter. Slot machine handle of $712.1 million was 0.7% above the $706.9 million in the comparable period of 2014, and net slot win was up 10.6%.

For the second quarter of 2015, total non-casino revenues, before promotional allowances, increased 5.3% from the second quarter of 2014 to $330.3 million.

Room revenues increased 0.9% to $108.8 million during the quarter, versus $107.9 million in the second quarter of 2014. Occupancy was flat at 88.4% and ADR increased 2.1% to $289 from $283. REVPAR was $255 in the 2015 second quarter, 1.6% above the $251 reported in the prior-year quarter.

Food and beverage revenues in the second quarter of 2015 were $162.0 million, up 8.7% compared to the 2014 second quarter. Entertainment, retail and other revenues improved 4.8% from last year’s quarter to $59.4 million.

Wynn Palace Project in Macau

The Company is currently constructing Wynn Palace, an integrated resort containing a 1,700-room hotel, a performance lake, meeting space, a casino, a spa, retail offerings, and food-and-beverage outlets in the Cotai area of Macau. In July 2013, we signed a $2.6 billion guaranteed maximum price (GMP) contract for the project’s construction costs. The total project budget, including construction costs, capitalized interest, pre-opening expenses, land costs and financing fees, is approximately $4.1 billion. We expect to open our resort on Cotai in the first half of 2016.

During the second quarter of 2015, we invested approximately $431.4 million in our Cotai project, taking the total investment to $2.7 billion through June 30, 2015.

Wynn Project in Massachusetts

In November 2014, we were awarded a gaming license to develop and construct an integrated resort in Everett, Massachusetts, outside of Boston. On January 2, 2015, we purchased 33 acres of land in Everett, along the Mystic River. On this land, we intend to develop and construct an integrated resort containing a hotel, a waterfront boardwalk, meeting space, a casino, a spa, retail offerings, and food-and-beverage outlets.

Balance Sheet and Other

Our cash and cash equivalents, restricted cash and investment securities at June 30, 2015 was $1.8 billion. Total debt outstanding at the end of the quarter was $8.1 billion, including $3.3 billion of Wynn Las Vegas debt, $2.9 billion of Wynn Macau debt and $1.9 billion at the parent company.

Conference Call Information

The Company will hold a conference call to discuss its results on July 29, 2015 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, our dependence on existing management, results of regulatory or enforcement actions and probity investigations, pending or future legal proceedings, uncertainties over the development and success of new gaming and resort properties, adverse tourism trends, general global macroeconomic conditions, changes in gaming laws or regulations, volatility and weakness in world-wide credit and financial markets, and our substantial indebtedness and leverage. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

(1) “Adjusted property EBITDA” is net income before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, management and license fees, corporate expenses and other, intercompany golf course and water rights leases, stock-based compensation, loss on extinguishment of debt, change in interest rate swap fair value, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates. Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors. The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”). In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA. Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) "Adjusted net income attributable to Wynn Resorts, Limited" is net income before pre-opening costs, loss on extinguishment of debt, change in interest rate swap fair value, property charges and other, net of noncontrolling interest and taxes in respective jurisdictions. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share (“adjusted EPS”) are presented as supplemental disclosures because management believes that these non-GAAP financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share may be different from the calculation methods used by other companies and, therefore, comparability may be limited. Adjusted net income attributable to Wynn Resorts, Limited for the six months ended June 30, 2015 reflects a revision to the effective tax rate previously applied to the loss on extinguishment of debt, net for the three months ended March 31, 2015 to reflect the same assumed effective U.S. tax rate applied to other adjustments to net income.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income attributable to Wynn Resorts, Limited to adjusted net income attributable to Wynn Resorts, Limited, (ii) operating income to adjusted property EBITDA, and (iii) adjusted property EBITDA to net income attributable to Wynn Resorts, Limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating revenues:
Casino	$714,208	$1,091,595	$1,540,307	$2,317,728
Rooms	139,912	141,355	271,967	277,831
Food and beverage	181,016	174,308	317,029	316,145
Entertainment, retail and other	87,459	98,635	177,835	205,495
Gross revenues	1,122,595	1,505,893	2,307,138	3,117,199
Less: promotional allowances	(82,137)	(93,830)	(174,442)	(191,523)
Net revenues	1,040,458	1,412,063	2,132,696	2,925,676
Operating costs and expenses:
Casino	466,535	681,236	990,588	1,464,970
Rooms	37,584	37,659	74,270	73,004
Food and beverage	110,952	100,686	187,358	175,639
Entertainment, retail and other	38,997	39,878	79,291	84,413
General and administrative	113,707	128,520	235,907	239,797
Provision (benefit) for doubtful accounts	4,302	(2,710)	10,381	(5,438)
Pre-opening costs	16,875	5,001	32,966	8,074
Depreciation and amortization	81,913	78,351	164,779	155,010
Property charges and other	472	2,100	2,976	12,034
Total operating costs and expenses	871,337	1,070,721	1,778,516	2,207,503
Operating income	169,121	341,342	354,180	718,173
Other income (expense):
Interest income	1,498	5,505	3,190	10,258
Interest expense, net of amounts capitalized	(75,236)	(81,765)	(153,219)	(157,021)
Decrease in swap fair value	(1,114)	(4,653)	(5,723)	(3,811)
Loss on extinguishment of debt	(3,839)	(2,254)	(120,033)	(3,783)
Equity in income (loss) from unconsolidated affiliates	(127)	298	70	606
Other	198	693	1,331	396
Other income (expense), net	(78,620)	(82,176)	(274,384)	(153,355)
Income before income taxes	90,501	259,166	79,796	564,818
Provision for income taxes	(13,298)	(764)	(16,495)	(3,373)
Net income	77,203	258,402	63,301	561,445
Less: net income attributable to noncontrolling interest	(20,743)	(54,496)	(51,442)	(130,643)
Net income attributable to Wynn Resorts, Limited	$56,460	$203,906	$11,859	$430,802
Basic and diluted income per common share:
Net income attributable to Wynn Resorts, Limited:
Basic	$0.56	$2.02	$0.12	$4.27
Diluted	$0.56	$2.00	$0.12	$4.22
Weighted average common shares outstanding:
Basic	101,157	100,915	101,146	100,869
Diluted	101,710	102,018	101,795	101,979
Dividends declared per common share:	$0.50	$1.25	$2.00	$2.50

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income attributable to Wynn Resorts, Limited	$56,460	$203,906	$11,859	$430,802
Pre-opening costs, net	13,804	3,615	27,251	5,837
Loss on extinguishment of debt, net	3,839	2,254	120,033	3,783
Decrease in swap fair value, net	804	3,831	4,131	2,754
Property charges and other, net	65	1,536	2,505	8,650
Adjusted net income attributable to Wynn Resorts, Limited (2)	$74,972	$215,142	$165,779	$451,826
Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$0.74	$2.11	$1.63	$4.43

Weighted average common shares outstanding - diluted	101,710	102,018	101,795	101,979

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA AND ADJUSTED PROPERTY EBITDA TO NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands)
(unaudited)

	Three Months Ended June 30, 2015
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income	$93,347	$58,502	$17,272	$169,121
Pre-opening costs	11,041	—	5,834	16,875
Depreciation and amortization	34,357	45,249	2,307	81,913
Property charges and other	1,461	(922)	(67)	472
Management and license fees	23,876	13,323	(37,199)	—
Corporate expense and other	5,291	5,135	6,412	16,838
Stock-based compensation	4,018	808	5,510	10,336
Equity in loss from unconsolidated affiliates	—	(58)	(69)	(127)
Adjusted Property EBITDA(1)	$173,391	$122,037	$—	$295,428

	Three Months Ended June 30, 2014
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income	$217,710	$97,424	$26,208	$341,342
Pre-opening costs	5,001	—	—	5,001
Depreciation and amortization	32,107	44,726	1,518	78,351
Property charges and other	2,033	67	—	2,100
Management and license fees	37,620	6,777	(44,397)	—
Corporate expense and other	10,946	10,379	10,584	31,909
Stock-based compensation	1,584	909	5,931	8,424
Equity in income from unconsolidated affiliates	—	142	156	298
Adjusted Property EBITDA(1)	$307,001	$160,424	$—	$467,425

			Three Months Ended June 30,
			2015	2014
Adjusted Property EBITDA(1)			$295,428	$467,425
Pre-opening costs			(16,875)	(5,001)
Depreciation and amortization			(81,913)	(78,351)
Property charges and other			(472)	(2,100)
Corporate expenses and other			(16,838)	(31,909)
Stock-based compensation			(10,336)	(8,424)
Interest income			1,498	5,505
Interest expense, net of amounts capitalized			(75,236)	(81,765)
Decrease in swap fair value			(1,114)	(4,653)
Loss on extinguishment of debt			(3,839)	(2,254)
Other			198	693
Provision for income taxes			(13,298)	(764)
Net income			77,203	258,402
Less: net income attributable to noncontrolling interests			(20,743)	(54,496)
Net income attributable to Wynn Resorts, Limited			$56,460	$203,906

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA AND ADJUSTED PROPERTY EBITDA TO NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands)
(unaudited)

	Six Months Ended June 30, 2015
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income	$224,293	$106,102	$23,785	$354,180
Pre-opening costs	20,540	—	12,426	32,966
Depreciation and amortization	68,558	91,489	4,732	164,779
Property charges and other	1,695	1,109	172	2,976
Management and license fees	50,933	21,454	(72,387)	—
Corporate expense and other	11,279	11,098	20,103	42,480
Stock-based compensation	8,435	1,472	11,089	20,996
Equity in income (loss) from unconsolidated affiliates	—	(10)	80	70
Adjusted Property EBITDA(1)	$385,733	$232,714	$—	$618,447

	Six Months Ended June 30, 2014
	Macau Operations	Las Vegas Operations	Corporate and Other	Total
Operating income	$502,640	$148,938	$66,595	$718,173
Pre-opening costs	8,074	—	—	8,074
Depreciation and amortization	63,266	88,716	3,028	155,010
Property charges and other	12,213	(179)	—	12,034
Management and license fees	82,375	12,496	(94,871)	—
Corporate expense and other	19,867	18,570	17,362	55,799
Stock-based compensation	2,894	1,935	7,516	12,345
Equity in income from unconsolidated affiliates	—	236	370	606
Adjusted Property EBITDA(1)	$691,329	$270,712	$—	$962,041

			Six Months Ended June 30,
			2015	2014
Adjusted Property EBITDA(1)			$618,447	$962,041
Pre-opening costs			(32,966)	(8,074)
Depreciation and amortization			(164,779)	(155,010)
Property charges and other			(2,976)	(12,034)
Corporate expenses and other			(42,480)	(55,799)
Stock-based compensation			(20,996)	(12,345)
Interest income			3,190	10,258
Interest expense, net of amounts capitalized			(153,219)	(157,021)
Decrease in swap fair value			(5,723)	(3,811)
Loss on extinguishment of debt			(120,033)	(3,783)
Other			1,331	396
Provision for income taxes			(16,495)	(3,373)
Net income			63,301	561,445
Less: net income attributable to noncontrolling interests			(51,442)	(130,643)
Net income attributable to Wynn Resorts, Limited			$11,859	$430,802

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Macau Operations:
VIP
Average number of table games	247	263	250	271
VIP turnover	$15,537,003	$26,361,791	$32,664,669	$62,359,507
Table games win	$453,203	$771,152	$933,568	$1,774,388
VIP win as a % of turnover	2.92%	2.93%	2.86%	2.85%
Table games win per unit per day (a)	$20,177	$32,176	$20,665	$36,157
Mass market
Average number of table games	223	192	218	202
Table drop (b)	$1,193,916	$1,429,987	$2,474,260	$2,799,783
Table games win	$208,620	$311,049	$488,180	$611,758
Table games win %	17.5%	21.8%	19.7%	21.9%
Table games win per unit per day (a)	$10,274	$17,852	$12,339	$16,722

Average number of slot machines	707	624	678	732
Slot machine handle	$1,027,557	$1,457,653	$2,067,172	$2,856,543
Slot machine win	$51,138	$65,983	$98,916	$135,420
Slot machine win per unit per day (c)	$795	$1,163	$806	$1,022

Room statistics
Occupancy	96.4%	98.4%	96.9%	98.3%
ADR (d)	$321	$334	$326	$336
REVPAR (e)	$310	$329	$316	$330

Las Vegas Operations:
Average number of table games	235	233	236	232
Table drop (b)	$509,309	$629,047	$1,082,921	$1,276,483
Table games win	$99,313	$172,054	$234,992	$305,788
Table games win %	19.5%	27.4%	21.7%	24.0%
Table games win per unit per day (a)	$4,650	$8,130	$5,501	$7,281

Average number of slot machines	1,868	1,837	1,861	1,851
Slot machine handle	$712,147	$706,870	$1,474,331	$1,450,668
Slot machine win	$51,010	$46,131	$99,427	$91,632
Slot machine win per unit per day (c)	$300	$276	$295	$274

Room statistics
Occupancy	88.4%	88.4%	85.7%	88.1%
ADR (d)	$289	$283	$286	$279
REVPAR (e)	$255	$251	$245	$246

(a)	Table games win per unit per day is shown before discounts and commissions, as applicable.

(b)
In Macau, table drop is the amount of cash that is deposited in a gaming table’s drop box plus cash chips purchased at the casino cage. In Las Vegas, table drop is the amount of cash and net markers issued that are deposited in a gaming table’s drop box.

(c)	Slot machine win per unit per day is calculated as gross slot win minus progressive accruals and free play.

(d)
ADR is average daily rate and is calculated by dividing total room revenue including the retail value of promotional allowances (less service charges, if any) by total rooms occupied including complimentary rooms.

(e)	REVPAR is revenue per available room and is calculated by dividing total room revenue including the retail value of promotional allowances (less service charges, if any) by total rooms available.
SOURCE:
Wynn Resorts, Limited
CONTACT:
Mark Strawn
702-770-7555
investorrelations@wynnresorts.com